EXHIBIT 99.1

Charter Financial Corporation [Logo]	News Release

FOR IMMEDIATE RELEASE

Contact:	At The Investor Relations Company:
Robert L. Johnson, President & CEO	Karl Plath or Woody Wallace
706-645-1391	847-296-4200
bjohnson@charterbank.net	kplath@tirc.com or wwallace@tirc.com

CHARTER FINANCIAL CORPORATION COMPLETES $8.4 MILLION

ACQUISITION OF EAGLE BANK OF ALABAMA IN AUBURN-OPELIKA AREA

•	Acquisition Marks Continued Growth Along I-85 Corridor
•	Integration Of Systems, Services Occur During Weekend

WEST POINT, Ga., February 24, 2003—Charter Financial Corporation (Nasdaq: CHFN) today announced that it has completed the acquisition of EBA BancShares Inc. and its three-branch subsidiary, Eagle Bank of Alabama, in the Auburn-Opelika area.

EBA shareholders will receive $17 cash for each share of EBA, for a transaction value of $8.4 million. Eagle Bank operations were merged into CharterBank, Charter Financial’s subsidiary.

“The merger extends our presence in the Auburn-Opelika area and reflects a key part of our strategy of effectively deploying capital to benefit our shareholders, such as through acquisitions that build our retail banking franchise,” said Robert L. Johnson, president and chief executive officer. “We expect the Eagle Bank operations to contribute to our continued growth.

“With a presence in the area that dates back to 1978, we also look forward to providing the former Eagle Bank customers with the added benefits available through CharterBank,” Johnson said. “Beginning today they will see the same friendly faces at their hometown bank and will benefit from several improvements available now that they are with CharterBank. In addition to noticing the new CharterBank logo in the facilities and the ‘open house’ atmosphere, former Eagle Bank customers now will be able to take advantage of new convenience services such as Internet banking, 24-hour telephone banking and extended morning and evening hours at the lobbies and drive-up windows.”

Johnson said services and systems were integrated during the weekend.

Eagle had assets of approximately $74 million, loans of approximately $56 million, deposits of approximately $62 million and shareholders’ equity of approximately $5

-more-

million at December 31, 2002. EBA had 496,852 shares outstanding resulting in a book value of $10.02 per share.

At December 31, 2002, Charter Financial had assets of $943.0 million, loans of $211.1 million, retail deposits of $171.1 million and equity of $257.6 million.

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a full-service community bank and a federal savings institution. In October 2001, Charter Financial Corporation and subsidiary CharterBank completed reorganization into a mutual holding company structure and related initial public offering of the company’s common stock. On a consolidated basis, Charter Financial Corporation owns 4.66 million shares of Freddie Mac common stock with an unrealized gain of approximately $268.6 million at December 31, 2002. CharterBank is headquartered in West Point, Georgia, and operates eight full-service branches on the I-85 corridor from LaGrange, Georgia, to Auburn, Alabama. CharterBank’s deposits are insured by the Federal Deposit Insurance Corporation.

Forward-Looking Statements

This release may contain “forward-looking statements” that may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward- looking statements include, but are not limited to, estimates with respect to the institution’s financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting operations, pricing, products, and services.

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